EXHIBIT 99.1

HANCOCK FABRICS ANNOUNCES
FISCAL 2010 SECOND QUARTER FINANCIAL RESULTS

EARNINGS IMPROVE BY $1.5 MILLION FOR THE QUARTER

BALDWYN, MS, August 25, 2010 – Hancock Fabrics, Inc. (OTC symbol: HKFI) today announced financial results for its second quarter and first half of fiscal 2010.

Financial highlights for the second quarter include:

●	Net sales for the quarter were $60.5 million compared to $59.6 million for second quarter of last year, comparable store sales increased 0.7% compared to a 4.2% decrease in the previous year.

●	Operating income for the quarter increased by $1.3 million as a result of $0.6 million of operating income in the quarter compared to an operating loss of $0.7 million in the second quarter last year.

●
Earnings per share improved by $0.08, or $1.5 million with a net loss of $0.8 million, or $0.04 per basic share, in the second quarter of  2010 compared to a loss of $2.3 million, or $0.12 per basic share in the second quarter of 2009.

●	Adjusted EBITDA for the quarter increased $1.4 million or 157% to $2.2 million.

●
At quarter end, the Company had outstanding borrowings under its revolving line of credit of $24.4 million and outstanding letters of credit of $8.2 million.  Additional amounts available to borrow under its revolving line of credit at the end of the quarter were $38.2 million.  The balance of the Company’s subordinated debt was $21.6 million at quarter end, and the unamortized warrant discount on this debt was $7.0 million.

First half financial highlights include:

●
Net sales for the first half were $123.6 million compared to $123.7 million in the first half of last year, and comparable store sales decreased 0.7%, compared with a 0.9% decrease in the previous year.

●	Operating income for the first half increased by $0.7 million as a result of the $0.6 million of operating income compared to a $0.1 million operating loss in the previous year.

●
Net loss was $2.1 million, or $0.10 per basic share, in the first half of  2010, compared to a net loss of $3.2 million, or $0.16 per basic share in the first half of  2009 – an improvement of $1.1 million or $0.06 per basic share.

●	Adjusted EBITDA has increased by $0.7 million to $3.8 million in the first half of 2010 – a 24% increase over the same period in 2009.

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Jane Aggers, President and Chief Executive Officer noted, “We are encouraged by the sales increase and resulting earnings improvement of the second quarter.  We have accelerated the receipt of fall and holiday merchandise and continue to improve our operations in order to ensure we are prepared for the back half of the year.  Our expectation is to maintain the momentum gained during the first half and we are looking forward to the third and fourth quarter.”

Operating Results

Gross margin for the quarter of 47.7% was a 190 basis point increase over the 45.8% of the prior year.  This increase reflects a 50 basis point decrease in merchandise costs and a 130 basis point improvement in sourcing and warehousing expenses.

For the first half, gross margin increased by 30 basis points to 45.8%.  This increase consists of a 50 basis point increase in the cost of merchandise and a 10 basis point increase in freight costs offset by a 90 basis point reduction in sourcing and warehousing expenses.

Selling, general and administrative expenses for the quarter leveraged to 44.9% of sales or $27.2 million from 45.2% of sales or $26.9 million in the prior year.  For the first half of the year, these expenses have improved to 43.6% of sales or $53.8 million from 43.8% or $54.1 million in the first half of last year – a $0.3 million reduction.

Store Openings, Closings and Remodels

During the quarter, the Company relocated 2 stores and remodeled 1 location, ending the quarter with 266 stores.

Second Quarter Conference Call

Hancock will hold its second quarter earnings conference this afternoon, Wednesday, August 25, at 4:30 CDT.  To participate in the conference call, please call 866-804-6921 or 857-350-1667 (Int’l) and provide the operator with pass code #78437535.  If you are unable to attend the live call, a replay will be available by dialing 888-286-8010 or 617-801-6888 (Int’l) and entering pass code #79379225. The replay will be available by phone or on the Company’s website at approximately 7:30 p.m. CDT on Wednesday, August 25, 2010 and will remain available through Wednesday, September 8, 2010.

A simultaneous webcast of the conference call may be accessed at www.hancockfabrics.com. Go to “About Us,” click on “Investors” then on “Event Calendar.” To listen to the live call via webcast, please go to the Company’s website at least 15 minutes early to register, download and install any necessary audio software. An archive of the conference call will be available on the Company’s website approximately two hours after the conference call ends.

Hancock Fabrics, Inc. is committed to nurturing creativity through a complete selection of fashion and home decorating textiles, sewing accessories, needlecraft supplies and sewing machines. The Company currently operates 266 retail stores in 37 states and an Internet store at www.hancockfabrics.com.

Contact:
Robert W. Driskell
Executive Vice President and
Chief Financial Officer
662.365.6112

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Supplemental Disclosures Regarding Non-GAAP Financial Information

The Company has presented Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) in this press release to provide investors with additional information to evaluate our operating performance and our ability to service our debt.  The Company defines Adjusted EBITDA as net earnings before interest, income taxes, discontinued operations, depreciation and amortization, reorganization expenses and significant one-time items.  The Company uses Adjusted EBITDA, among other things, to evaluate operating performance, to plan and forecast future periods’ operating performance, and as an incentive compensation target for certain management personnel.

As Adjusted EBITDA is not a measure of operating performance or liquidity calculated in accordance with U.S. GAAP, this measure should not be considered in isolation of, or as a substitute for, net earnings (loss), as an indicator of operating performance, or net cash provided by operating activities as an indicator of liquidity.  Our computation of Adjusted EBITDA may differ from similarly titled measures used by other companies. As Adjusted EBITDA excludes certain financial information compared with net earnings (loss) and net cash provided by operating activities, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded. The table below shows a reconciliation of Adjusted EBITDA to net earnings (loss) and net cash provided by operating activities.

Forward-Looking Statements

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward looking statements. These risks and uncertainties include, but are not limited to, general economic trends, adverse discounting actions taken by competitors, changes in consumer demand or purchase patterns, delays or interruptions in the flow of merchandise between the Company’s suppliers and/or its distribution center and its stores, rising fuel costs, tightening of purchase terms by suppliers and their factors, a disruption in the Company’s data processing services and other risks and uncertainties discussed  in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to revise these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events.

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HANCOCK FABRICS, INC.
CONSOLIDATED BALANCE SHEETS

	(unaudited)
	July 31,	August 1,	January 30,
(in thousands, except for share amounts)	2010	2009	2010 (1)
Assets
Current assets:
Cash and cash equivalents	$3,163	$2,724	$2,493
Receivables, less allowance for doubtful accounts	3,082	3,479	3,469
Inventories	104,598	99,952	91,495
Prepaid expenses	2,228	2,263	1,485
Total current assets	113,071	108,418	98,942

Property and equipment, net	41,944	43,042	41,687
Goodwill	3,210	3,210	3,210
Other assets	4,084	5,293	4,707
Total assets	$162,309	$159,963	$148,546

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$23,530	$20,308	$18,638
Accrued liabilities	13,933	14,567	15,113
Other pre-petition obligations	730	1,748	1,193
Total current liabilities	38,193	36,623	34,944

Long-term debt obligations, net	38,959	42,670	26,942
Capital lease obligations	3,132	3,233	3,184
Postretirement benefits other than pensions	2,243	2,251	2,150
Pension and SERP liabilities	27,553	22,720	27,017
Other liabilities	6,835	7,848	7,097
Total liabilities	116,915	115,345	101,334

Commitments and contingencies

Shareholders' equity:
Common stock, $.01 par value; 80,000,000 shares authorized;
33,364,125, 33,139,070 and 33,283,944 issued and 19,967,163,
19,758,075 and 19,902,148 outstanding, respectively	334	331	333
Additional paid-in capital	89,460	88,558	89,128
Retained earnings	124,637	121,748	126,695
Treasury stock, at cost, 13,396,962, 13,380,995
and 13,381,796 shares held, respectively	(153,730)	(153,697)	(153,698)
Accumulated other comprehensive income (loss)	(15,307)	(12,322)	(15,246)
Total shareholders' equity	45,394	44,618	47,212
Total liabilities and shareholders' equity	$162,309	$159,963	$148,546

(1) From audited balance sheet included in our annual report on Form 10-K for the fiscal year January 30, 2010.

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HANCOCK FABRICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 31,	August 1,	July 31,	August 1,
(in thousands, except per share amounts)	2010	2009	2010	2009

Sales	$60,455	$59,581	$123,558	$123,650
Cost of goods sold	31,596	32,265	66,966	67,422

Gross profit	28,859	27,316	56,592	56,228

Selling, general and administrative expense	27,172	26,919	53,816	54,100
Depreciation and amortization	1,097	1,127	2,169	2,216

Operating income (loss)	590	(730)	607	(88)

Reorganization expense, net	158	171	354	410
Interest expense, net	1,196	1,376	2,340	2,710

Loss from continuing operations before income taxes	(764)	(2,277)	(2,087)	(3,208)
Income taxes	-	-	-	-

Loss from continuing operations	(764)	(2,277)	(2,087)	(3,208)
Earnings from discontinued operations (net of tax expense of $0, $0 and $0)
	7	-	29	49
Net loss	$(757)	$(2,277)	$(2,058)	$(3,159)

Basic and diluted loss per share:
Loss from continuing operations	$(0.04)	$(0.12)	$(0.10)	$(0.16)
Earnings from discontinued operations	-	-	-	-
Net loss	$(0.04)	$(0.12)	$(0.10)	$(0.16)

Weighted average shares outstanding:
Basic and diluted	19,649	19,272	19,627	19,245

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Reconciliation of Non-GAAP Financial Information

Hancock Fabrics, Inc.
Reconciliation of Adjusted EBITDA

(unaudited)	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 31,	August 1,	July 31,	August 1,
(in thousands)	2010	2009	2010	2009

Net cash provided by (used in) operating activities
before reorganization activities	$(8,044)	$3,117	$(5,963)	$5,052
Depreciation and amortization, including cost of goods sold	(1,655)	(1,604)	(3,222)	(3,187)
Amortization of deferred loan costs	(62)	(62)	(124)	(124)
Amortization of bond discount	(582)	(582)	(1,165)	(1,165)
Interest paid-in-kind by issuance of notes payable	-	(348)	-	(694)
Stock compensation expense	(161)	(285)	(318)	(541)
Reserve for store closings credits, including interest expense	1	(389)	34	(302)
Other	34	18	(99)	81
Reorganization expense, net	(158)	(171)	(354)	(410)
Changes in assets and liabilities	9,870	(1,971)	9,153	(1,869)

Net loss	(757)	(2,277)	(2,058)	(3,159)
Earnings from discontinued operations	(7)	-	(29)	(49)
Income taxes	-	-	-	-
Interest expense, net	1,196	1,376	2,340	2,710
Reorganization expense, net	158	171	354	410
Depreciation and amortization, including cost of goods sold	1,655	1,604	3,222	3,187

Adjusted EBITDA	$2,245	$874	$3,829	$3,099

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